As filed with the Securities and Exchange Commission on June 13, 2023

Registration No. 333-226058
Registration No. 333-233187
Registration No. 333-226820
Registration No. 333-251991
Registration No. 333-251996
Registration No. 333-262171

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-226058
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-233187
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-226820
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-251991
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-251996
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-262171

FORM S-8 POS
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Tricida, Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-3372526
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2108 N Street
Suite 4935
Sacramento, CA 95816
(Address of Principal Executive Offices)

Tricida, Inc. 2013 Equity Incentive Plan
Tricida, Inc. 2018 Equity Incentive Plan
Tricida, Inc. Employee Stock Purchase Plan
Tricida, Inc. 2020 Inducement Plan
(Full titles of the plans)

Geoffrey M. Parker
Chief Operating Officer and Chief Financial Officer
Tricida, Inc.
2108 N Street
Suite 4935
Sacramento, CA 95816
415-429-7800
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Geoffrey W. Levin, Esq.
Istvan A. Hajdu, Esq.

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Telephone: (212) 839-5300
Fax: (212) 839-5599

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION
These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) previously filed by Tricida, Inc. (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “SEC”) and are being filed to deregister any and all shares of the Registrant’s Common Stock, par value $0.001 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.	Registration File No. 333-226058, filed with the Tricida, Inc. SEC on July 3, 2018, relating to the registration of 4,000,000 shares of Common Stock for issuance under the 2018 Equity Incentive Plan (the “2018 Plan”), 800,000 shares of Common Stock under the Tricida, Inc. Employee Stock Purchase Plan (the “ESPP”) and 4,319,179 shares of Common Stock relating to the Tricida, Inc. 2013 Equity Incentive Plan.

2.	Registration File No. 333-233187, filed with the SEC on August 9, 2019, relating to the registration of 2,107,311 shares of Common for issuance under the 2018 Plan and the ESPP and 1,685,929 shares of Common Stock reserved under the 2018 Plan and 421,482 shares of Common Stock reserved under the ESPP.

3.	Registration File No. 333-236820, filed with the SEC on March 2, 2020, relating to the registration of 2,488,158 shares of Common Stock for issuance under the 2018 Plan and the ESPP with 1,990,527 shares of Common Stock reserved under the 2018 Plan and 497,631 shares of the Common Stock reserved under the ESPP.

4.	Registration File No. 333-251991, filed with the SEC on January 8, 2021, relating to the registration of 5,000,000 shares Common Stock for issuance under Tricida, Inc. 2020 Inducement Plan.

5.	Registration File No. 333-251996, filed with the SEC on January 8, 2021, relating to the registration of 2,008,431 shares of for issuance under the 2018 Plan.

6.	Registration File No. 333-262171, filed with the SEC on January 14, 2022, relating to the registration of 2,768,172 shares of Common Stock that were reserved, in the aggregate, for issuance under the 2018 Plan and the ESPP, with 2,214,538 shares of Common Stock reserved under the 2018 Plan and 553,634 shares of Common Stock reserved under the ESPP.

On January 11, 2023, the Company filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Court”), thereby commencing a Chapter 11 case for the Company (Case No. 23-10024). On May 23,2023, the Court entered an order confirming the Fifth Amended Chapter 11 Plan of Liquidation for Tricida, Inc. (the “Plan”). On June 12, 2023, the Plan became effective pursuant to its terms (the “Effective Date”).
In connection with the Plan, on the Effective Date, the Registrant terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities of the Registrant registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California on June 13, 2023.

TRICIDA, INC.

By:	/s/ Geoffrey M. Parker
Geoffrey M. Parker
Chief Operating Officer, Chief Financial Officer and Executive Vice President

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the specified registration statements on Form S-8.